Exhibit 10.3

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), effective as of the last signature date of this agreement (the “Effective Date”), is by and between Pharmaceutical Manufacturing Research Services, Inc., having its principal place of business at 202 Precision Road, Horsham, PA 19044 (“PMRS”) and Cingulate Therapeutics, LLC having its principal place of business at 1901 W. 47th Place, Kansas City, KS 66205 (“CTx”).

RECITALS

CTx and PMRS wish to establish the terms and conditions that will apply to the performance of certain services by PMRS.

AGREEMENT

In consideration of the foregoing and of the mutual promises contained in this Agreement, the parties agree as follows:

ARTICLE 1: SCOPE OF THE AGREEMENT AND STATEMENT OF WORK

1.1	During the Term (as defined below) of this Agreement, the terms and conditions herein contained shall govern the services to be provided by PMRS to CTx under any subsequent individual agreement mutually agreed upon by the parties in writing for specific services to be rendered, each such written agreement hereinafter referred to as a “Project Contract”. This Agreement allows the parties to contract multiple projects through the issuance of different Project Contracts (template attached hereto) without having to renegotiate the basic terms and conditions contained herein. Any modification of the terms and conditions in this Agreement within a Project Contract will apply only to that Project Contract in which the modification is set forth.

1.2	The specific details of the services to be provided by PMRS to CTx under the Job Specific Quotes or Project Contracts, hereinafter collectively referred to as “Services”, including but not limited to, timelines and the amounts to be paid by CTx to PMRS for such Services, shall be negotiated in good faith and agreed upon in the Project Contracts entered into between the parties from time-to-time and on a product-to-product basis before commencement of any Services with respect to that particular product. For the avoidance of doubt, the term, “product”, as used throughout this Agreement means the product specified in the applicable Project Contract. PMRS shall conduct the Services, as CTx may specify in writing from time-to-time, in accordance with the terms of this Agreement, the applicable product specifications, the applicable Project Contract, current Good Manufacturing Practices (“cGMP”, as defined more fully below), the ICH guidelines and all applicable laws, rules, guidance, and regulations of the local country where the Services are conducted and with the standard of care customary for the pharmaceutical industry. PMRS shall conduct the Services in accordance with its policies and its standard operating procedures (“SOPs”) which it represents and warrants are not inconsistent with the terms of this Agreement. PMRS shall assign a sufficient number of qualified personnel to complete the Services in accordance with the terms of this Agreement and any applicable Project Contract.

1.3	If agreed to by the parties in a Project Contract, PMRS shall undertake analytical technology and method transfer and process validation campaigns.

Confidential – This document contains proprietary information and may not be disclosed without prior approval.

202 Precision Road • Horsham, PA 19044 • Phone (267) 960-3300

1.4	PMRS shall provide written updates as identified in the project contract, if requested by CTx, participate in weekly teleconferences with CTx’ key project team members.

1.5	If the parties agree to have PMRS undertake a process validation campaign, then PMRS has to generate a process validation protocol prior to commencing such validation services and must obtain CTx’ written approval of such protocol prior to any use thereof.

1.6	PMRS must share any and all process validation reports with CTx within 30 days of completion and PMRS must provide CTx with copies of all executed batch records, TSE/ BSE statements, certificates of analysis and certificates for materials manufacture.

1.7	PMRS will respond in a timely manner to all CTx requests for data or information relating to, or arising out of CTx regulatory submissions.

1.8	Unless otherwise agreed by the parties in a Project Contract, CTx shall supply sufficient quantities of the raw material to manufacture the product.

1.9	CTx has to agree in writing to the specifications for the product before manufacturing is initiated by PMRS and CTx must provide all validated analytical methods to support process validation and all material technical information, in each case, that it has in its possession that directly relates to the manufacturing of its product.

1.10	CTx shall provide all material data in its possession that directly relates to the manufacture of its product to PMRS and CTx shall provide all technical assistance that is mutually agreed upon by the parties.

1.11	PMRS shall perform all formal release testing for the batches of product manufactured by PMRS for CTx.

ARTICLE 2: COVENANTS, REPRESENTATIONS AND WARRANTIES

2.1	PMRS will neither appoint any sub agency or subcontractor nor assign any rights or liabilities of this Agreement to any third party without the prior written consent of CTx. PMRS shall ensure that each of its Affiliates and third party sub agencies and subcontractors comply with all obligations imposed on PMRS under this Agreement. Any breach of any such obligations by any such Affiliate, sub agency or subcontractor shall be deemed a breach by PMRS of its obligations under this Agreement, and PMRS shall be responsible and liable for any breach of any such obligations by any such Affiliate, sub agency or subcontractor.

2.2	All the employees/officers working under this Agreement for PMRS shall be the employees/officers of PMRS and CTx shall have no liability towards or other obligations to them.

2.3	PMRS shall be responsible for all acts and omissions on the part of its employees and officers. Any compensation to be paid to any person for any damage caused by any such acts and/or omissions on the part of any of PMRS’s employees and officers shall be borne by PMRS.

2.4	PMRS shall be responsible for all of its employees’ benefits, including but not limited to, injury, accident, compensation payments and benefits.

2.5	Each party represents and warrants that (i) it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement; and (ii) it is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and it has all requisite power and authority to enter into this Agreement.

2.6	PMRS represents and warrants to CTx that the product supplied under this Agreement shall (i) be manufactured in compliance with cGMP; (ii) meet all of the specifications for the product as mutually agreed upon by the parties in writing, including, without limitation, any specifications related to packaging and shipping when delivered as defined in the project contract; (iii) be delivered free of all liens and encumbrances; and (iv) not be adulterated or misbranded within the meaning of the US Federal Food, Drug and Cosmetic Act.

2.7	PMRS further represents and warrants to CTx that PMRS (i) has and shall maintain at all relevant times the appropriate registrations, licenses and any other governmental authorizations required to enable it to lawfully and properly perform the Services under this Agreement; (ii) shall perform all of its obligations under this Agreement in a professional and workmanlike manner and in accordance with generally accepted standards of the pharmaceutical manufacturing industry, this Agreement, the applicable Project Contract, any quality agreement entered into by and between the parties, and Company’s SOPs to the extent not inconsistent with this Agreement, the applicable Project Contract or such quality agreement, cGMPs and other applicable laws and regulations and CTx’ specifications.

2.8	Each party also represents and warrants that (i) none of the Services or any part of this Agreement is or will be inconsistent with any obligation such party may have to others and (ii) none of its officers, directors, employees or Affiliates, sub agencies or subcontractors performing Services hereunder are listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, and PMRS is not aware of any reason for why any of its officers, directors, employees, Affiliates, sub agencies or subcontractors performing Services hereunder might be listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs. PMRS will immediately inform CTx if any of its officers, directors, employees, Affiliates, sub agencies or subcontractors performing Services hereunder becomes listed by any U.S. Federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs or PMRS becomes aware of a reason for why one of its officers, directors, employees, Affiliates, sub agencies or subcontractors performing Services under this Agreement might be listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs.

2.9	For the purposes of this Agreement, “cGMP” means current practices with respect to the manufacturing, testing, packaging, storage and/or shipment of product required by (as amended from time to time) the provisions of the US. Code of Federal Regulations, Title 21, Parts 210 and 211 and all applicable rules, regulations, orders and guidance published thereunder.

ARTICLE 3: TERM AND TERMINATION

3.1	The term of this Agreement shall commence on the date of execution and shall be valid for a period of five (5) years from the Effective Date, subject to earlier termination in accordance with Section 3.2 herein (the “Term”). The Term shall automatically be extended to conform to the term of any project contract, and may be extended or amended by express mutual consent of the parties conveyed in writing.

3.2	Without prejudicing any other rights or remedies available at law or in equity, either party shall be entitled to terminate this Agreement (and any and all outstanding Project Contracts) by providing written notice to the other party upon the occurrence of any of the following events:

i.	If the other party commits a breach of any of the terms or conditions of this Agreement and fails to remedy such breach within thirty (30) days from the date of receipt of the written notice calling upon it to do so;

ii.	If the other party goes into liquidation, voluntary or otherwise;

iii.	If the other party makes any assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any or all of the other party’s property, or the other party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding or such a proceeding is instituted against the other party and is not dismissed within ninety (90) days.

3.3	Notwithstanding anything contained in this Agreement and without prejudice to the rights and remedies available, CTx shall be entitled to terminate this Agreement (and any and all outstanding Project Contracts), at any time, for any or no reason, upon at least one hundred and eighty (180) days prior written notice to PMRS. In addition, notwithstanding anything contained in this Agreement, CTx may terminate at any time, for any or no reason, upon at least thirty (30) days prior written notice one or more outstanding Project Contracts.

3.4	The termination of this Agreement shall be without prejudice to any claim or right of action previously accrued or acquired by any of the parties. Each party understands that the rights of termination hereunder are absolute and that it has no right to a continued relationship with the other after termination, except as expressly stated in this Agreement. Neither party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement for any reason which complies with the terms of this Agreement whether or not such party is aware of any such damage, loss or expense.

3.5	In the event of termination by CTx of this Agreement for any reason not attributable to any fault on the part of PMRS, CTx shall pay for all the costs incurred in accordance with this Agreement up to the date of termination, including the cost of un-cancellable orders and expenses committed by PMRS in accordance with this Agreement and any and all amounts due for the Services completed in accordance with this Agreement prior to the termination.

3.6	Following any termination or expiration of this Agreement, PMRS will promptly provide or return to CTx any and all work product, including final product, data, records, reports, and works-in-progress collected, made, developed or generated under this Agreement and any and all CTx IP (as defined below) except for 1 copy for their files. In addition, PMRS will promptly provide or return to CTx all raw materials and supplies purchased by CTx or provided by or on behalf of CTx, and if requested by CTx, any other Proprietary Information (as defined below) of CTx.

3.7	Any and all remedies for breach of this Agreement and Articles 2, 4, 7-11, and 13-18 and Sections 3.4-3.7, and 6.6 will survive any termination or expiration of this Agreement.

ARTICLE 4: CONFIDENTIALITY

4.1	During the performance of a Project Contract and otherwise during the Term of this Agreement, PMRS may receive from CTx any non-public, confidential or trade secret information, that relates to the actual or anticipated business and/or products, research or development of CTx or its Affiliates, or to CTx’s or its Affiliates’ technical and non-technical data, trade secrets, or know-how, including, without limitation, information concerning CTx’s or its Affiliates’ present and future business, marketing plans, regulatory submissions, product lines, product plans, data, including, without limitation, clinical research results, toxicity and hazard data, assay standards, methods and related information, testing and research techniques, inventions, materials, processes, practices, research, customer lists and customers, developments, ideas, processes, formulas, technology, finances, manufacturing processes and techniques, formulae, chemical synthesis routes, process schematics, operational details, historical production data, patent applications, technical specifications, and other business information, disclosed by CTx or its Affiliates, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of CTx or its Affiliates (collectively, “Confidential Information”). In addition, all of the CTx Inventions (as defined below) resulting from the performance of the Services shall be deemed Confidential Information of CTx under this Agreement. PMRS agrees to hold in confidence all Confidential Information and, except as permitted under this Agreement, not to make use of any Confidential Information or to disclose or make any Confidential Information available to any third parties without CTx’s written permission. PMRS has had or will have all of its directors, officers and employees who have access to Confidential Information, and any other third party authorized by CTx to receive Confidential Information from PMRS, such as its consultants, agents and subcontractors, sign an agreement with the PMRS which contains confidentiality provisions substantially similar to those contained in this Article 4 prior to having access to Confidential Information or undertaking the Services. PMRS shall promptly notify CTx of any impermissible or suspected use or disclosure of any Confidential Information. Confidential Information of either party shall only be deemed “Confidential Information” if (1) it is marked “Confidential”, in the event such confidential information is in a written, electronic or other form which permits markings as such, or (2) it is confirmed as confidential information by the disclosing party in writing within a 60 day period after the initial disclosure; provided that the foregoing prerequisite shall not apply to CTx Inventions or any information which would, based on the nature of the information disclosed or the manner of its disclosure, be understood by a reasonable person to be the confidential or proprietary information of the disclosing party. All the terms of this clause apply to any non-public, confidential or trade secret information that CTx may receive from PMRS, that relates to the actual or anticipated business and/or products.

4.2	Notwithstanding the foregoing, PMRS shall not have liability to CTx for any Confidential Information that PMRS can prove: (i) was in the public domain at the time it was disclosed by CTx to PMRS or has entered the public domain through no fault of PMRS or its personnel; (ii) was known to PMRS, without restriction, at the time of disclosure by CTx to PMRS, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of CTx; (iv) was independently developed by PMRS without any use of the Confidential Information of CTx; or (v) becomes known to PMRS, without restriction, from a source other than CTx without breach of this Agreement by PMRS and otherwise not in violation of the disclosing party’s rights.

4.3	PMRS acknowledges that, in performing the Services, it may access and collect information from patients concerning their health, health care treatment and payment (including insurance information) (collectively, “Patient Information”) and that some of this Patient Information may contain Protected Health Information, as that term is defined under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder. PMRS agrees to hold such Patient Information in strict confidence and to take all necessary steps to comply with the restrictions in any subject authorization regarding the use, disclosure and confidentiality of Patient Information as required under law. PMRS shall not provide Patient Information to CTx, or any third party, except as may be required by, or otherwise allowed under, the law. PMRS shall not use Patient Information for any other purpose than to perform its obligations under this Agreement. Company will have binding agreements with all contractors and other third-parties that access Patient Information on its behalf obligating such third parties (i) to maintain the confidentiality of all Patient Information to which it may have access; and (ii) to use Patient Information solely as permitted by the subject’s authorization and informed consent.

4.4	PMRS’s affirmative obligations under this Article 4 will survive for a period commencing on the Effective Date and terminating ten (10) years from the date of expiration or termination of this Agreement.

ARTICLE 5: MILESTONE PAYMENTS

5.1	CTx will pay PMRS for the Services performed in accordance with this Agreement and the Project Contracts as agreed upon by the parties in writing in the applicable Project Contracts. PMRS may issue invoices for such amounts in accordance with the applicable payment schedule set out in the applicable Project Contract.

5.2	Each undisputed PMRS invoice will be due and payable within 30 days after its receipt by CTx.

5.3	If any portion of an invoice is disputed, CTx will notify PMRS of such dispute within such 30 day period, and CTx will act in good faith in cooperating with PMRS to reconcile the disputed amount as soon as practicable.

ARTICLE 6: AUDIT, REGULATORY COMMUNICATIONS AND RECORD KEEPING

6.1	PMRS shall immediately, but in any event within two (2) business days following its receipt thereof, notify CTx and/or provide CTx with copies of any inquiries, correspondence or communications to or from any governmental or regulatory authority relating to the Services performed under this Agreement.

6.2	CTx shall have the opportunity to review and comment on any responses that may be required in connection with any such inquiries, correspondence or communications, and PMRS will consider any and all such responses and comments reasonably and in good faith. CTx also has the right to be present during an inspection of PMRS by any governmental or regulatory authority that relates to CTx’ product.

6.3	PMRS shall promptly notify CTx in writing of any investigations that adversely affect the safety, efficacy and quality of the product manufactured pursuant to this Agreement in a manner which might result in the recall or seizure of the product. PMRS shall promptly notify CTx in writing of any and all questions or complaints it receives from CTx’ customers.

6.4	CTx shall have the right to audit the manufacturing facility used by PMRS to perform the Services under this Agreement (the “Manufacturing Facility”) for a maximum of two (2) business days per audit, upon reasonable prior notice and during normal business hours, to conduct reasonable in-depth quality assurance audits including, but not limited to, quality, safety and environmental audits, of the Manufacturing Facility.

6.5	With the exception of “for-cause” audits, CTx is limited to conducting one quality assurance audit per year. If, however, PMRS is found to be in breach of this Agreement during an audit, then CTx may conduct a second quality assurance audit of the Manufacturing Facility at no additional cost during the same calendar year. Observations and conclusions of CTx’s audits will be issued to PMRS. PMRS shall provide a written response that, among other things, addresses any and all issues described in such observations and conclusions, within thirty (30) days of receipt of such observations and conclusions. The parties will discuss such response and promptly agree on corrective action to be implemented.

6.6	PMRS shall keep records of the manufacture, testing, storage, packaging and shipping of CTx’ product and retain samples of such products as are necessary to comply with manufacturing regulatory requirements applicable to PMRS and/or CTx, as well as to assist with resolving product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one (1) year following the date of product expiry, or longer if required by law, at which time CTx will be contacted in writing concerning the delivery or destruction of such documents and/or products. Such documents and/or products shall not be destroyed without the prior written consent of CTx.

6.7	Notwithstanding anything to the contrary in this Agreement, PMRS will respond promptly to any and all reasonable requests from CTx for additional information and/or materials. In addition, PMRS shall cooperate as reasonably required to allow CTx to determine the cause of and resolve any customer questions and/or complaints. This assistance will include follow-up investigations. Where applicable investigational work and additional testing outside the scope of the original job quote will get handled via a separate change order.

ARTICLE 7: INDEMNITY

7.1	PMRS shall indemnify, defend and hold harmless CTx, its Affiliates and its and their respective officers, directors, employees and agents (collectively, “CTx Indemnitees”) from any and all third-party actions, causes of action, costs (including reasonable legal fees), liabilities, losses, damages and claims (collectively, “Losses”) to the extent relating to or arising out of (i) any breach by PMRS of any of its obligations or warranties under this Agreement or (ii) any negligence, gross negligence or willful misconduct by PMRS, its Affiliates or its or their respective officers, directors, employees and agents (collectively, “PMRS Indemnitees”) in the performance of PMRS’s obligations under this Agreement.

7.2	CTx shall indemnify, defend and hold harmless the PMRS Indemnitees from any and all Losses to the extent relating to or arising out of (i) any breach by CTx of any of its obligations or warranties under this Agreement or (ii) any negligence, gross negligence or willful misconduct by CTx in the performance of its obligations under this Agreement or (iii) a claim that the manufacture of the product by PMRS in accordance with this Agreement infringes a patent registered in the United States for the product, or any other jurisdiction, or (iv) the manufacture, use, marketing, sale or distribution by CTx (or any other affiliate, assignee, contractor, or licensee thereof) of the product, unless, in each case, such claim is subject to PMRS’s indemnification obligations pursuant to Article 7.1 or is based on any PMRS Intellectual Property (as defined below).

7.3	The indemnifying party’s obligations hereunder are conditioned on (i) the party seeking indemnification providing prompt written notice thereof and reasonable cooperation, information, and assistance in connection therewith and (ii) the indemnifying party having sole control and authority to defend, settle or compromise such claim. The indemnifying party shall not be responsible for any settlement it does not approve in writing.

ARTICLE 8: LIMITATION OF LIABILITY

8.1	Except in connection with any breaches of confidentiality, amounts owed to third parties in connection with a party’s indemnification obligation under this Agreement and a party’s gross negligence or willful misconduct, under no circumstances whatsoever will either party be liable to the other Party, or to any third party claiming under or through such party, in contract, tort, negligence, breach of statutory duty or otherwise for (i) any loss of profits, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of the damages.

ARTICLE 9: INTELLECTUAL PROPERTY OWNERSHIP

9.1	CTx shall retain all rights, title and interests (including without limitation, any and all Intellectual Property (as defined below) rights worldwide) and Trade Secrets (as defined below) in and to any and all analytical methods, certified reference standards, impurity markers, manufacturing storage, packaging processes and procedures, specifications, batch records and control documents, raw materials and other materials, data and information provided by or on behalf of CTx to PMRS in connection with this Agreement, including, without limitation, and all improvements and other modifications thereto (collectively, the “CTx IP”). PMRS may only use CTx IP as needed to perform Services under this Agreement. All CTx IP is deemed to be the Proprietary Information of CTx.

PMRS is, and at all times remains, the sole and exclusive owner of PMRS Intellectual Property. Except as otherwise provided in Article 9.2 of this Agreement, no right, license or ownership interest under, in or to PMRS Intellectual Property is granted to CTx. The term PMRS Intellectual Property shall mean any and all intellectual property, including but not limited to patents, patent applications, trade secrets, know-how, or other proprietary techniques, inventions, process improvements, protocols or methods, including but not limited to the manufacture of pharmaceuticals, owned, developed, and/or controlled by PMRS during the term of this Agreement, but excludes CTx Inventions (as defined below).

9.2	All Inventions (defined herein below), including any and all Intellectual Property (as defined herein below) rights and Trade Secrets (as defined below) therein conceived, generated, developed, derived, collected or reduced to practice by PMRS in the course of performing services under this Agreement, to the extent it is specifically related to the development, manufacture, testing, storage packaging, use and/or sale of any CTx product and/or contains CTx’s Confidential Information (as defined above) (collectively, “CTx Inventions”), shall be the exclusive property of CTx. PMRS shall give CTx written notice, as promptly as practicable, of all such Inventions, and all such Inventions are deemed to be the Proprietary Information of CTx.

9.3	PMRS hereby makes, and agrees to make, any and all assignments necessary to effect, exclusively and throughout the world, the ownership by CTx of Inventions under this Article 9.

9.4	PMRS shall, and shall cause its employees and contractors to, fully cooperate with, and sign any documents reasonably requested by CTx, to evidence, confirm, record and perfect such assignments and to obtain, maintain, enforce and/or defend any rights assigned.

9.5	“Inventions” means any idea, concept, innovation, invention, improvement, development, discovery, technology, computer program, device, trade secret, work of authorship, reports, records, certificates, statements, data, formula, compound method, know-how, process, method, technique, protocol or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable.

9.6	“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade names, trade dress, trade secrets, Inventions, discoveries, improvements, modifications, work product, works-in-progress, data, records, reports, analytical methods, other methods and procedures, copyright, industrial designs, know-how and all other intellectual and industrial property rights of any sort throughout the world now known or hereafter recognized.

9.7	“Trade Secrets” means a formula, practice, process, design, instrument, pattern, commercial method, or compilation of information not generally known or reasonably ascertainable by others by which CTx can obtain an economic advantage over competitors or customer.

9.7	PMRS shall not use any CTx IP, CTx Trade Secrets or any CTx Inventions except to provide services or goods to CTx.

ARTICLE 10: FORCE MAJEURE

10.1	A party shall be excused from performing its obligations under this Agreement to the extent its performance is delayed or prevented by any cause beyond such party’s reasonable control, including, but not limited to, acts of God, fire, explosion, disease, extreme weather, war, insurrection, civil strike, riots, terrorism, government action not resulting from the actions or emissions of PMRS, interruption of or delay in transportation, or power interruption from a supplier (a “Force Majeure Event”) provided the affected party gives the other party prompt written notice of the occurrence of any Force Majeure Event and the nature and the extent to which the affected party will be unable to perform its obligations under this Agreement.

10.2	The affected party agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as possible, to perform its obligations under this Agreement to the extent feasible given the Force Majeure Event, and to give the other party prompt written notice when it is again fully able to perform its obligations. Performance shall be excused only to the extent of and during the reasonable continuance of such Force Majeure Event, provided that non-affected party may terminate this Agreement upon written notice to the affected party if such Force Majeure Event continues for a period of forty-five (45) days or more.

ARTICLE 11: ENTIRE AGREEMENT

11.1	This Agreement represents the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, discussions and writings, whether written or oral, and constitutes the entire agreement between the parties with respect to the subject matter hereof. Any modifications, amendment, supplement or waiver to this Agreement must be in writing and signed by authorized representatives of both parties.

11.2	The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except where the context otherwise requires, where used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.

11.3	The headings of this Agreement are only for the convenience of reference.

ARTICLE 12: ASSIGNMENT

12.1	This Agreement shall not be assigned by either party without the prior written consent of the other, to any third party, which consent shall not be unreasonably withheld, conditioned or delayed, provided either party may, without written consent of the other party but with written notice to the other party, assign, in whole or in part, its rights and obligations under this Agreement, to an Affiliate or to an unrelated third party in connection with a merger, consolidation or sale of all or substantially all of the business of such party to which this Agreement relates. Any attempted transfer in violation hereof will be void and of no effect. This Agreement will be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties. For purposes of this Agreement, “Affiliate” means an entity controlling, controlled by or under common control with another entity, only for so long as such control continues to exist, where control is defined as ownership, directly or indirectly, of more than 50% of the voting rights in the entity.

ARTICLE 13: NO PARTNERSHIP OR AGENCY

13.1	It is understood that this Agreement does not constitute PMRS as the agent or legal representative of CTx for any purpose whatsoever, and accordingly, PMRS is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of CTx.

ARTICLE 14: SEVERABILITY

14.1	The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

ARTICLE 15: NOTICE

15.1	All notices given under this Agreement shall be in writing, in English, and shall be delivered either personally or sent by mail to the parties at the addresses set forth below or to such other addresses as the parties may designate in writing and by mail in accordance with this Section.

For Company:	For CLIENT:
Name: Edwin R. Thompson Title: President Address: 202 Precision Road, Horsham, PA 19044 Telephone: 267 960 3300 E-mail: [**]	Name: Craig S. Gilgallon, Esquire Title: General Counsel Address: 6 South Street, Suite 201 Morristown, New Jersey 07960 Telephone: [**] E-mail: [**]

ARTICLE 16: WAIVER

16.1	No waiver of any term, provision, or condition of this Agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of both parties and no failure or delay in enforcing any right will be deemed a waiver.

ARTICLE 17: DISPUTE RESOLUTION AND GOVERNING LAW

17.1	In the event of a dispute between the parties arising out of or relating to this Agreement, representatives of the parties responsible for the day-to-day operations under this Agreement (the “Operations Representatives”) will meet and work in good faith to attempt to resolve such dispute prior to initiating any action hereunder for a period of thirty (30) days from the date of written notice of such dispute from either party. If the Operations Representatives fail to reach a resolution mutually satisfactory to both parties within such time period, the dispute will be referred to members of the senior management of both parties, who will meet and work in good faith to attempt to resolve such dispute for a period of thirty (30) days after completion of the Operations Representatives’ discussions.

17.2	In the event that any such dispute cannot be resolved thereby within the aforementioned thirty (30) day period (the last day of such thirty (30) day period being herein referred to as the “Arbitration Date”), such dispute shall be finally settled by arbitration in Philadelphia, Pennsylvania, using the English language in accordance with the Arbitration Rules and Procedures of the American Arbitration Association then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes, who may or may not be selected from the appropriate list of AAA arbitrators. If the parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of AAA, provided that any arbitrator so selected shall have substantial experience in the pharmaceutical industry. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection therewith. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each party shall have the right to institute an action in a court of proper jurisdiction for preliminary injunctive relief pending a final decision by the arbitrator(s), provided that a permanent injunction and damages shall only be awarded by the arbitrator(s). In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees. For the avoidance of doubt, the validity, construction, and enforceability of this Agreement and the resolution of disputes arising out of and relating to this Agreement and any related agreements, collectively or separately, shall be governed solely by this Section 17.2.

17.3	This Agreement shall be governed by the laws of the State of Pennsylvania without regard to the conflicts of law provisions thereof. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

ARTICLE 18: INSURANCE

18.1	Each party shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three (3) years thereafter, which insurance shall afford limits of not less than (i) $[***] for each occurrence for personal injury or property damage liability; and (ii) $[***] of umbrella liability coverage with respect to product and completed operations liability. If requested each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing insurer, the policy number, the effective date, the expiration date and the limits of liability. PMRS shall name Cingulate and Cingulate shall name PMRS as additional insured with waiver of surogation. The insurance certificate shall further provide for a minimum of 30 days’ written notice to the insured of a cancellation of, or material change in, the insurance, except 10 days written notice in the event of non-payment of the premium. If a party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such party, then such party shall forthwith promptly notify the other party in writing and the parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances, provided that in no event shall such party terminate its insurance policies until such amendments to the insurance provision of this Agreement that are mutually agreed upon by the parties in writing are enacted.

ARTICLE 19: COUNTERPARTS

19.1	This Agreement may be executed in one or more counterparts, each of which is an original, but taken together constituting one and the same instrument.

19.2	Execution of a facsimile or a scanned copy shall have the same force and effect as execution of an original and a facsimile or scanned signature shall be deemed an original and valid signature.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed and signed this Agreement as on the Effective Date.

For and on behalf of:		For and on behalf of
PMRS		Cingulate Therapeutics, LLC

Signature:	/s/ Ed Thompson	Signature:	/s/ Shane J. Schaffer
Name:	Ed Thompson	Name:	Shane J. Schaffer
Title:	President	Title:	CEO
Date:	August 20, 2018	Date:	August 13, 2018